Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     On April 28, 2006, The L. S. Starrett Company (the “Company”) completed its acquisition of Tru-Stone Technologies, Inc. (“Tru-Stone”). The unaudited pro forma combined balance sheet as of  March 25, 2006 gives effect to the acquisition of Tru-Stone as if it had occurred on March 25, 2006. The unaudited pro forma combined statements of operations for the twelve months ended June 25, 2005 and the nine months ended March 26, 2006 give effect to the acquisition of Tru-Stone as if it had occurred on June 24, 2004, and June 25, 2005, respectively. The Tru-Stone financial statements included in the pro forma analysis are as of and for the fiscal year ended June 25, 2005 and the nine months ended March 26, 2006.

     The acquisition of Tru-Stone will be accounted for under the purchase method. As such, the cost to acquire Tru-Stone will be allocated to the respective assets and liabilities acquired based on their estimated fair values at the closing of the acquisition of Tru-Stone. The total purchase price has been allocated to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over the net tangible and identifiable intangible assets acquired being allocated to goodwill.  These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in changes from the information presented.

     The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition of Tru-Stone had occurred on June 24, 2004, nor is it indicative of future operating results or financial position.  The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on Form 10-K, quarterly reports on Form 10-Q and the historical consolidated financial statements of Tru-Stone. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF MARCH 25, 2006
(dollars in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	L.S. Starrett	Tru-Stone	Adjustments		Combined
Assets
Current assets:
Cash and investments	$27,646	$572	$(20,009)	[a]	$20,209
			12,000	[a]
Accounts receivable, net	31,634	2,150	—		33,784
Inventories, net	57,089	1,772	333	[b]	59,194
Prepaid expenses, taxes and other current assets	10,531	75	—		10,606
Total current assets	126,900	4,569	(7,676)		123,793

Property, plant and equipment, net	58,932	4,151	(219)	[c]	62,864
Intangible assets, net	—	—	4,016	[d]	4,016
Goodwill	—	—	7,782	[d]	7,782
Prepaid pension cost	32,317	—	—		32,317
Other assets	536	226	(226)	[f]	635
			99	[e]

Total assets	$218,685	$8,946	$3,776		$231,407

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities	$3,195	$—	$—		$3,195
Reducing Revolving Credit Facility	—	—	2,400	[g]	2,400
Accounts payable and accrued expenses	15,279	597	—		15,876
Accrued salaries and wages	4,031	125	—		4,156

Total current liabilities	22,505	722	2,400		25,627

Long-term debt, less current portion	2,930	235	9,600	[g]	12,530
			(235)	[f]
Deferred taxes	11,587	—	—		11,587
Accumulated post-retirement medical obligation	16,014	—	—		16,014
Total liabilities	53,036	957	11,765		65,758

Common stock	6,662	1	(1)	[h]	6,662
Additional paid-in-capital	50,484	351	(351)	[h]	50,484
Retained earnings	125,296	7,637	(7,637)	[h]	125,296
Accumulated other comprehensive loss	(16,793)	—	—		(16,793)
Total Stockholders’ equity	165,649	7,989	(7,989)		165,649
Total liabilities and stockholders’ equity	$218,685	$8,946	$3,776		$231,407

The accompanying notes are an integral part of the above pro-forma financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED JUNE 25, 2005
(dollars in thousands, except for earnings per share)

	Historical	Historical	Pro Forma		Pro Forma
	L. S. Starrett	Tru-Stone	Adjustments		Combined
Net sales	$195,909	$11,198	$—		$207,107
Cost of sales	142,164	7,549	333	[i]	149,208
			(288)	[j]
			(550)	[k]
Gross profit	53,745	3,649	505		57,899

Selling, general and administrative expenses	50,974	561	20	[l]	51,555
Management fees	—	247	(247)	[m]	—
Amortization of intangibles	—	53	750	[n]	803
Income (loss) from operations	2,771	2,788	(18)		5,541
Interest expense, net	884	—	790	[o]	1,674
Other, (income) expense	(3,326)	250	—		(3,076)
Income (loss) before income taxes	5,213	2,538	(808)		6,943
Income tax expense (benefit)	1,184	—	(282)	[p]	1,791
			889	[p]

Net income (loss)	$4,029	$2,538	$(1,415)		$5,152

Basic and diluted earnings (loss) per share	$0.61	$0.38	$(0.21)		$0.78
Average outstanding shares used in per share calculations (in thousands):	6,647	6,647	6,647		6,647

The accompanying notes are an integral part of the above pro-forma financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 25, 2006
(dollars in thousands, except for earnings per share)

	Historical	Historical	Pro Forma		Pro Forma
	L. S. Starrett	Tru-Stone	Adjustments		Combined
Net sales	$148,501	$8,192	$—		$156,693
Cost of sales	115,179	5,880	333	[q]	120,763
			(216)	[r]
			(413)	[s]
Gross profit	33,322	2,312	296		35,930

Selling, general and administrative expenses	37,859	480	15	[t]	38,354
Management fees	—	185	(185)	[u]	—
Amortization of intangibles	—	40	563	[v]	603
Income (loss) from operations	(4,537)	1,607	(97)		(3,027)
Interest expense, net	890	—	593	[w]	1,483
Other, (income) expense	(602)	208	—		(394)
Income (loss) before income taxes	(4,825)	1,399	(690)		(4,116)
Income tax expense (benefit)	(1,760)	—	(226)	[x]	(1,496)
			490	[x]

Net income (loss)	$(3,065)	$1,399	$(954)		$(2,620)

Basic and diluted earnings (loss) per share	$(0.46)	$0.21	$(0.14)		$(0.39)
Average outstanding shares used in per share calculations (in thousands):	6,663	6,663	6,663		6,663

The accompanying notes are an integral part of the above pro-forma financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Tru-Stone Acquisition

On April 28, 2006, the Company acquired 100% of the assets of Tru-Stone. The purchase price for Tru-Stone, including transaction costs, was approximately $20,009 in cash, with an upward adjustment based on the level of Tru-Stone’s net working capital as of the closing date of the acquisition. The purchase price for the acquisition of Tru-Stone was funded in part by proceeds from a Reducing Revolver Credit Facility entered into in connection with the acquisition of Tru-Stone and existing cash.

The total purchase price was comprised as follows (in thousands):

Purchase price	$19,736
Estimated transaction costs	273

Total purchase price	$20,009

The allocation of the total purchase price of Tru-Stone’s net tangible and identifiable intangible assets was based on the estimated fair values as of April 28, 2006. Adjustments to these estimates will be included in the allocation of the purchase price of Tru-Stone if the adjustments are determined within the purchase price allocation period of up to twelve months subsequent to the acquisition date. The excess of the purchase price over the net intangible and identifiable intangible assets was allocated to goodwill. The total purchase price of $20,009 has been allocated as follows (in thousands):

Purchase price to be allocated:
Accounts receivable	$1,638
Inventory	2,046
Other current assets	118
Property, plant and equipment	3,932
Accounts payable and accrued liabilities	(562)
Non-compete agreements	753
Proprietary processes	3,263
Goodwill	8,821

Total purchase price	$20,009

Notes to Pro Forma Combined Balance Sheet (in thousands) – As of March 25, 2006

[a]

Reflects the cash proceeds of $12,000 from the Reducing Revolver Credit Facility the Company entered into in connection with the acquisition of Tru-Stone. The Company used the proceeds from the Reducing Revolver Credit Facility to pay the purchase price of the acquisition of Tru-Stone of $19,736, and pay related transaction costs of $273 associated with the acquisition of Tru-Stone.  The qualifying deferred financing costs have been capitalized and amortized over the respective term of the new credit facility.

[b]

As part of the purchase accounting, the allocation of the purchase price for the acquisition of Tru-Stone in April 2006 resulted in increases to inventory to properly state the acquired inventory at fair value in accordance with generally accepted accounting principles. The increase is charged to cost of sales as the acquired inventory is sold. With respect to the acquisition of Tru-Stone, the Company expects this charge to be approximately $333 based on the April 28, 2006 inventory balance. The charge is expected to be incurred in the three to four month period following the acquisition of Tru-Stone.

[c]	Reflects a decrease in property, plant and equipment of $219 as a result of the purchase price allocations. The average life of the equipment is 7 years and the life of the building is 39 years.

[d]

To record the purchase price allocation to intangible assets of $4,016 and to goodwill of $7,782 as though the acquisition of Tru-Stone had occurred on the balance sheet date of March 25, 2006.   Note that this goodwill estimate is as of March 25, 2006 and therefore differs from the previously disclosed amount in the purchase price allocation footnote, which is as of the acquisition date of April 28, 2006.

[e]	The Company incurred deferred financing fees of $99 in connection with the financing of its debt facilities. The Company capitalized deferred debt costs.

[f]	Reflects the elimination of deferred compensation plan assets of $226 and the related liability of $235.

[g]	Reflects the current and long-term portion of the Reducing Revolver Credit Facility, the proceeds from which were used to fund a portion of the purchase price.

[h]	Elimination of Tru-Stone’s existing equity.

Notes to Pro Forma Combined Statement of Operations (in thousands) – Fiscal Year Ended June 25, 2005

[i]

As part of the purchase accounting, the allocation of the purchase price for the acquisition of Tru-Stone resulted in increases to inventory to properly state the acquired inventory at fair value in accordance with generally accepted accounting principles. The increase is charged to cost of sales as the acquired inventory is sold. With respect to the acquisition of Tru-Stone, the Company expects this charge to be approximately $333 based on the inventory balance as of the date of acquisition. The charge is expected to be incurred in the three to four month period following the acquisition of Tru-Stone.

[j]

Reflects reduced depreciation expense on property, plant and equipment of $288 as a result of the preliminary purchase price allocations. The average life of the equipment is 7 years and the life of the building is 39 years.

[k]	Reflects the reduction in cost of sales of $550 resulting from the consolidation of the Company’s Mt. Airy granite processing facility into Tru-Stone’s facility.

[l]	Reflects the amortization of the deferred financing cost of $99 over the term of the Revolving Credit Facility.

[m]	Represents the elimination of Tru-Stone’s management fees of $247.

[n]

Reflects amortization of intangible assets of $750 net of the elimination of historical amortization. Total intangible assets subject to amortization were $4,016. The intangible assets were amortized over 5 years for both the non-compete agreements and for proprietary processes.

[o]

The pro forma adjustment to interest expense of $790 represents the assumed increase in interest expense associated with the Company’s new credit facility, the net proceeds of which were used to finance the acquisition of Tru-Stone, pay transaction costs and refinance existing debt.

[p]	Represents an estimated tax provision for the historical Tru-Stone results and an estimated tax benefit related to the pro-forma adjustments for the year ended June 25, 2005.

Notes to Pro Forma Combined Statement of Operations (in thousands) – Nine Months Ended March 25, 2006

[q]

As part of the purchase accounting, the allocation of the purchase price for the acquisition of Tru-Stone resulted in increases to inventory to properly state the acquired inventory at fair value in accordance with generally accepted accounting principles. The increase is charged to cost of sales as the acquired inventory is sold. With respect to the acquisition of Tru-Stone, the Company expects this charge to be approximately $333 based on the inventory balance as of the date of acquisition. The charge is expected to be incurred in the three to four month period following the acquisition of Tru-Stone.

[r]

Reflects reduced depreciation expense on property, plant and equipment of $216 as a result of the preliminary purchase price allocations. The average life of the property, plant and equipment is 7 years and the life of the building is 39 years.

[s]	Reflects the reduction in cost of sales of $413 resulting from the consolidation of the Company’s Mt. Airy granite processing facility into Tru-Stone’s facility.

[t]	Reflects the amortization of the deferred financing cost of $99 over the term of the Revolving Credit Facility.

[u]	Represents the elimination of Tru-Stone’s management fees of $185.

[v]

Reflects amortization of intangible assets of $563 net of the elimination of historical amortization. Total intangible assets subject to amortization were $4,016. The intangible assets were amortized over 5 years for both the non-compete agreements and for proprietary processes.

[w]

The pro forma adjustment to interest expense of $593 represents the assumed increase in interest expense associated with the Company’s new credit facility, the net proceeds of which were used to finance the acquisition Tru-Stone, pay transaction costs and refinance existing debt.

[x]	Reflects an estimated tax provision for the historical Tru-Stone results and an estimated tax benefit related to the pro-forma adjustments for the nine months ended March 26, 2006.